Exhibit 99.1
Nordstrom Reports Third Quarter 2022 Earnings
•Third quarter total revenue of $3.5 billion
•Loss per share of $0.13 and adjusted earnings per share of $0.201
•Company remains on pace to achieve fiscal 2022 revenue and adjusted earnings outlook
SEATTLE – November 22, 2022 – Nordstrom, Inc. (NYSE: JWN) today reported a third quarter net loss of $20 million and loss per diluted share of $0.13 for the quarter ended October 29, 2022. Excluding a supply chain technology and related asset impairment charge, the Company reported adjusted earnings per diluted share (“EPS”) of $0.20.1
For the third quarter, net sales decreased 2.9 percent versus the same period in fiscal 2021 and gross merchandise value (“GMV”) decreased 2.5 percent. Anniversary Sale timing, with one week shifting from the third quarter to the second quarter, had a negative impact of approximately 200 basis points on net sales compared with 2021. During the quarter, Nordstrom banner net sales decreased 3.4 percent, which included a negative impact of approximately 300 basis points from Anniversary Sale timing, and GMV decreased 2.9 percent. Net sales for Nordstrom Rack decreased 1.9 percent.
“We delivered both topline and bottom-line results in line with our expectations in the third quarter while enhancing our strategic capabilities,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “When customer demand decelerated in late June, we took action to align inventory and expenses with the changing trends, which has prepared us to navigate the current macroeconomic environment. This quarter our teams continued to advance our Closer to You strategy and supply chain capabilities, as we focus on initiatives to drive profitable growth and achieve our long-term strategic and financial goals.”
In the third quarter, core categories, including men’s and women’s apparel, shoes and designer, had the strongest growth versus 2021, as customers continued to shop for occasions, travel, work and holidays.
“We are right-sizing our inventory levels and mix, and are on track to end 2022 in a healthy and current position,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “Customers continue to respond to newness and fashion in our offering, and we are focused on remaining agile to respond to their changing needs. This holiday season we are delivering a fresh, relevant assortment, which supports our goal of being the go-to destination for gifting, and preparing for the moments that matter most to customers.”
As previously announced on November 16, 2022, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on November 29, 2022, payable on December 14, 2022. Year to date, the Company repurchased 2.3 million shares of its common stock for $53 million under its existing $500 million share repurchase program. A total capacity of $447 million remains available under this share repurchase authorization.
THIRD QUARTER 2022 SUMMARY
•Total Company net sales decreased 2.9 percent and GMV decreased 2.5 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale, with one day falling into the third quarter of 2022 versus roughly one week in 2021, had a negative impact on net sales of approximately 200 basis points compared with the third quarter of 2021.
•For the Nordstrom banner, net sales decreased 3.4 percent and GMV decreased 2.9 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale had a negative impact on Nordstrom banner net sales of approximately 300 basis points compared with the third quarter of 2021.
•For the Nordstrom Rack banner, net sales decreased 1.9 percent compared with the same period in fiscal 2021.
•Digital sales decreased 16.4 percent compared with the same period in fiscal 2021. The timing shift of the Anniversary Sale had a negative impact on Company digital sales of approximately 300 basis points compared with the third quarter of 2021. Reducing store fulfillment for Nordstrom Rack digital orders during the third quarter and sunsetting Trunk Club earlier in fiscal 2022 negatively impacted digital sales by approximately 700 basis points. Reducing Nordstrom Rack store fulfillment accounted for the majority of the impact. Digital sales represented 34 percent of total sales during the quarter.
1Adjusted EPS is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Gross profit, as a percentage of net sales, of 33.2 percent decreased 190 basis points compared with the same period in fiscal 2021 primarily due to higher markdown rates. The Company incurred approximately $100 million in incremental markdowns in the third quarter, out of the approximately $200 million expected in the second half of fiscal 2022.
•Ending inventory increased 0.6 percent compared with the same period in fiscal 2021, versus a 2.9 percent decrease in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 36.4 percent increased 200 basis points compared with the same period in fiscal 2021 primarily due to a supply chain technology and related asset impairment charge, partially offset by fulfillment expense efficiencies. Excluding the $70 million impairment charge, adjusted SG&A expenses, as a percentage of net sales, were 34.3 percent.
•EBIT was $3 million in the third quarter of 2022, compared with $127 million during the same period in fiscal 2021, primarily due to higher markdowns and a supply chain technology and related asset impairment charge, partially offset by fulfillment expense efficiencies. Adjusted EBIT of $73 million for the third quarter of 2022 excluded an impairment charge associated with supply chain technology and related assets.2
•Interest expense, net, of $32 million decreased from $36 million during the same period in fiscal 2021.
•Income tax benefit was $9 million, or 30.6 percent of pretax loss, compared with income tax expense of $27 million, or 29.9 percent of pretax earnings, in the same period in fiscal 2021.
•The Company ended the third quarter with $993 million in available liquidity, including $293 million in cash.
STORES UPDATE
To date in fiscal 2022, the Company has opened three stores:

City	Location	Square Footage (000s)	Timing of Opening
ASOS | Nordstrom
Los Angeles, CA	The Grove	30	May 20, 2022
Nordstrom Rack
Phoenix, AZ	Desert Ridge Marketplace	23	October 27, 2022
Riverside, CA	Canyon Springs Marketplace	30	October 27, 2022

2Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company has also announced plans to open or relocate the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Birmingham, AL	The Summit (relocation from River Ridge)	27	Spring 2023
Los Angeles, CA	NOHO West	26	Spring 2023
Chattanooga, TN	The Terrace at Hamilton Place	24	Spring 2023
Wichita, KS	Bradley Fair	28	Spring 2023
Delray Beach, FL	Delray Place	26	Spring 2023
Clovis, CA	Clovis Crossing	31	Spring 2023
San Clemente, CA	San Clemente Plaza	32	Spring 2023
Las Vegas, NV	Best in the West	31	Spring 2023
Union Gap, WA	Valley Mall	28	Fall 2023
Olympia, WA	Cooper Point Marketplace	32	Fall 2023
Salem, OR	Willamette Town Center	25	Fall 2023
Anaheim Hills, CA	Anaheim Hills Festival	24	Fall 2023
Overland Park, KS	Overland Crossing	27	Fall 2023
San Luis Obispo, CA	SLO Promenade	24	Fall 2023
Allen, TX	The Village at Allen	29	Fall 2023
Visalia, CA	Sequoia Mall	29	Fall 2023
Kennesaw, GA	Barrett Place	25	Spring 2024

The Company had the following store counts as of quarter-end:

	October 29, 2022	October 30, 2021
Nordstrom
Nordstrom – U.S.	94	94
Nordstrom – Canada	6	6
Nordstrom Local service hubs	7	7
ASOS | Nordstrom	1	—
Nordstrom Rack
Nordstrom Rack – U.S.	242	240
Nordstrom Rack – Canada	7	7
Last Chance clearance stores	2	2
Total	359	356

Gross store square footage	27,609,000	27,555,000

Subsequent to quarter-end, the Company closed one Nordstrom Rack store.

FISCAL YEAR 2022 OUTLOOK3
The Company is reaffirming the following financial expectations for fiscal 2022, which now reflect the impact of a third quarter supply chain technology and related asset impairment charge:
•Revenue growth, including retail sales and credit card revenues, of 5 to 7 percent
•EBIT margin, as percent of sales, of 4.1 to 4.4 percent
•Adjusted EBIT margin of 4.3 to 4.7 percent3
•Income tax rate of approximately 27 percent
•EPS, excluding the impact of share repurchase activity, if any, of $2.13 to $2.43
•Adjusted EPS, excluding the impact of share repurchase activity, if any, of $2.30 to $2.603
•Leverage ratio below 2.9 times by year-end
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss third quarter 2022 financial results and fiscal 2022 outlook at 4:45 p.m. EST today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13733099, until the close of business on November 29, 2022.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and its Form 10-Qs for the fiscal quarters ended April 30, 2022 and July 30, 2022. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.
3Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$3,433	$3,534	$10,891	$10,020
Credit card revenues, net	113	103	320	283
Total revenues	3,546	3,637	11,211	10,303
Cost of sales and related buying and occupancy costs	(2,294)	(2,294)	(7,211)	(6,646)
Selling, general and administrative expenses	(1,249)	(1,216)	(3,722)	(3,464)
Earnings before interest and income taxes	3	127	278	193
Interest expense, net	(32)	(36)	(101)	(213)
(Loss) earnings before income taxes	(29)	91	177	(20)
Income tax benefit (expense)	9	(27)	(51)	(2)
Net (loss) earnings	$(20)	$64	$126	$(22)

(Loss) earnings per share:
Basic	$(0.13)	$0.40	$0.79	$(0.14)
Diluted	$(0.13)	$0.39	$0.77	$(0.14)

Weighted-average shares outstanding:
Basic	159.5	159.2	160.1	158.9
Diluted	159.5	162.5	162.3	158.9

Percent of net sales:
Gross profit	33.2%	35.1%	33.8%	33.7%
Selling, general and administrative expenses	36.4%	34.4%	34.2%	34.6%
Earnings before interest and income taxes	0.1%	3.6%	2.6%	1.9%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$293	$322	$267
Accounts receivable, net	288	255	273
Merchandise inventories	2,878	2,289	2,863
Prepaid expenses and other	348	306	374
Total current assets	3,807	3,172	3,777

Land, property and equipment (net of accumulated depreciation of $8,135, $7,737 and $7,617)	3,373	3,562	3,558
Operating lease right-of-use assets	1,490	1,496	1,527
Goodwill	249	249	249
Other assets	476	390	423
Total assets	$9,395	$8,869	$9,534

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$100	$—	$200
Accounts payable	2,073	1,529	2,310
Accrued salaries, wages and related benefits	242	383	276
Current portion of operating lease liabilities	256	242	240
Other current liabilities	1,168	1,160	1,063
Total current liabilities	3,839	3,314	4,089

Long-term debt, net	2,855	2,853	2,851
Non-current operating lease liabilities	1,544	1,556	1,602
Other liabilities	551	565	633

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 159.7, 159.4 and 159.3 shares issued and outstanding	3,334	3,283	3,269
Accumulated deficit	(2,669)	(2,652)	(2,852)
Accumulated other comprehensive loss	(59)	(50)	(58)
Total shareholders’ equity	606	581	359
Total liabilities and shareholders’ equity	$9,395	$8,869	$9,534

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 29, 2022	October 30, 2021
Operating Activities
Net earnings (loss)	$126	$(22)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expenses	453	477
Right-of-use asset amortization	141	130
Asset impairment	80	—
Deferred income taxes, net	(85)	25
Stock-based compensation expense	50	64
Other, net	(53)	81
Change in operating assets and liabilities:
Accounts receivable	(6)	(27)
Merchandise inventories	(550)	(687)
Prepaid expenses and other assets	(55)	408
Accounts payable	469	90
Accrued salaries, wages and related benefits	(142)	(76)
Other current liabilities	10	15
Lease liabilities	(201)	(218)
Other liabilities	3	17
Net cash provided by operating activities	240	277

Investing Activities
Capital expenditures	(325)	(361)
Proceeds from the sale of assets and other, net	82	(17)
Net cash used in investing activities	(243)	(378)

Financing Activities
Proceeds from revolving line of credit	100	400
Payments on revolving line of credit	—	(200)
Proceeds from long-term borrowings	—	675
Principal payments on long-term borrowings	—	(1,100)
Increase (decrease) in cash book overdrafts	21	(4)
Cash dividends paid	(90)	—
Payments for repurchase of common stock	(53)	—
Proceeds from issuances under stock compensation plans	18	14
Tax withholding on share-based awards	(15)	(15)
Make-whole premium payment and other, net	(4)	(85)
Net cash used in financing activities	(23)	(315)

Effect of exchange rate changes on cash and cash equivalents	(3)	2
Net decrease in cash and cash equivalents	(29)	(414)
Cash and cash equivalents at beginning of period	322	681
Cash and cash equivalents at end of period	$293	$267

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
Adjusted earnings before interest and income taxes (“EBIT”), adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted earnings per diluted share (“EPS”) are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net (loss) earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is (loss) earnings per diluted share.
Adjusted EBIT, adjusted EBITDA and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings (loss), operating cash flows, earnings (loss) per share, earnings (loss) per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net (loss) earnings to adjusted EBIT and adjusted EBITDA:

	Quarter Ended		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net (loss) earnings	$(20)	$64	$126	$(22)
Income tax (benefit) expense	(9)	27	51	2
Interest expense, net	32	36	101	213
Earnings before interest and income taxes	3	127	278	193

Supply chain impairments	70	—	70	—
Trunk Club wind-down costs	—	—	18	—
Gain on sale of interest in a corporate office building	—	—	(51)	—
Adjusted EBIT	73	127	315	193

Depreciation and amortization expenses	152	156	453	477
Amortization of developer reimbursements	(18)	(19)	(54)	(59)
Adjusted EBITDA	$207	$264	$714	$611
The following is a reconciliation of (loss) earnings per diluted share to adjusted EPS:

	Quarter Ended		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
(Loss) earnings per diluted share	$(0.13)	$0.39	$0.77	$(0.14)
Supply chain impairments	0.44	—	0.44	—
Trunk Club wind-down costs	—	—	0.11	—
Gain on sale of interest in a corporate office building	—	—	(0.31)	—
Debt refinancing charges included within interest expense, net	—	—	—	0.56
Income tax impact on adjustments[1]	(0.11)	—	(0.06)	(0.15)
Adjusted EPS[2]	$0.20	$0.39	$0.95	$0.27
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.
2 We used the same number of weighted average diluted shares in our denominator for adjusted per shares amounts as was used in the calculation of diluted EPS under GAAP, regardless of the adjusted net loss or net earnings position, as the impact to Adjusted EPS is not significant.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; dollars in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, Nordstrom Local, ASOS | Nordstrom and, prior to October 2022, TrunkClub.com. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack-branded U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and nine months ended October 29, 2022, compared with the quarter and nine months ended October 30, 2021:

	Quarter Ended		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales:
Nordstrom	$2,264	$2,343	$7,324	$6,614
Nordstrom Rack	1,169	1,191	3,567	3,406
Total net sales	$3,433	$3,534	$10,891	$10,020

Net sales (decrease) increase:
Nordstrom	(3.4%)	10.5%	10.7%	45.6%
Nordstrom Rack	(1.9%)	35.2%	4.7%	50.6%
Total Company	(2.9%)	17.7%	8.7%	47.2%

Digital sales as % of total net sales[1]	34%	40%	37%	42%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
FISCAL YEAR 2022 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2022 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include a supply chain technology and related asset impairment charge recognized in the third quarter of 2022, Trunk Club wind-down costs recognized in the first half of 2022 and the gain on the sale of our interest in a corporate office building recognized in the first quarter of 2022.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected net earnings as a % of net sales	2.3%	2.6%
Income tax expense	0.9%	0.9%
Interest expense, net	0.9%	0.9%
Expected earnings before interest and income taxes as a % of net sales	4.1%	4.4%

Supply chain impairments	0.4%	0.5%
Trunk Club wind-down costs	0.1%	0.1%
Gain on sale of interest in a corporate office building	(0.3%)	(0.3%)
Expected adjusted EBIT margin	4.3%	4.7%
The following is a reconciliation of expected EPS to expected adjusted EPS included within our Fiscal Year 2022 Outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected EPS	$2.13	$2.43
Supply chain impairments	0.43	0.43
Trunk Club wind-down costs	0.11	0.11
Gain on sale of interest in a corporate office building	(0.31)	(0.31)
Income tax impact on adjustments	(0.06)	(0.06)
Expected adjusted EPS	$2.30	$2.60

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	October 29, 2022	October 30, 2021
Net earnings	$326	$11
Income tax expense (benefit)	117	(49)
Interest expense	138	262
Earnings before interest and income tax expense	581	224

Operating lease interest[1]	85	89
Adjusted net operating profit	666	313

Estimated income tax expense[2]	(177)	(406)
Adjusted net operating profit (loss) after tax	$489	$(93)

Average total assets	$9,227	$9,489
Average non-current deferred property incentives in excess of operating lease right-of-use (ROU) assets[3]	(205)	(243)
Average non-interest bearing current liabilities	(3,369)	(3,423)
Average invested capital	$5,653	$5,823

Return on assets	3.5%	0.1%
Adjusted ROIC	8.7%	(1.6%)
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Estimated income tax expense is calculated by multiplying the adjusted net operating profit by the effective tax rate for the trailing twelve month periods ended October 29, 2022 and October 30, 2021. The effective tax rate is calculated by dividing income tax by earnings before income taxes for the same trailing twelve month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and non-current amounts are used to reduce average total assets above, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with the updates in our new Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

October 29, 2022
Debt	$2,955
Operating lease liabilities	1,800
Adjusted debt	$4,755

Four Quarters Ended October 29, 2022
Net earnings	$326
Income tax expense	117
Interest expense, net	134
Earnings before interest and income taxes	577

Depreciation and amortization expenses	591
Operating lease cost[1]	276
Amortization of developer reimbursements[2]	74
Other Revolver covenant adjustments[3]	47
Adjusted EBITDAR	$1,565

Debt to Net Earnings	9.1
Adjusted debt to EBITDAR	3.0
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended October 29, 2022, other Revolver covenant adjustments primarily included costs associated with certain supply chain technology and related asset impairments and the wind-down of Trunk Club, partially offset by a gain on sale of the Company’s interest in a corporate office building.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	October 29, 2022	October 30, 2021
Net cash provided by operating activities	$240	$277
Capital expenditures	(325)	(361)
Increase (decrease) in cash book overdrafts	21	(4)
Free Cash Flow	$(64)	$(88)

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com